Exhibit 10.1

11/12/2021

Rodrigo Brumana Moreira

Dear Rodrigo;

On behalf of Poshmark, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer (“CFO”) located in the Company’s Redwood City office. This letter sets forth the terms and conditions of your employment with the Company. It is important that you understand clearly both what your compensation and benefits are and what the Company expects of you. By signing this letter, you will be accepting employment on the following terms.

1. Effective Date. Your employment will commence on December 1st, 2021 (the “Effective Date”).

2. Duties. Your job title will be Chief Financial Officer, reporting to Manish Chandra, Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

3. Compensation. This is an exempt position and you will be paid an annual base salary of $467,000 per year, equivalent to $19,458.33 which will be paid on a semi-monthly basis in accordance with the Company’s normal payroll procedures. This position is an exempt salaried position; overtime pay and other provisions of the wage hour laws are not applicable.

In addition, you will be eligible to receive a sign-on bonus of $250,000, less applicable deductions and withholdings paid in three (3) equal amounts on the first day of the three (3) quarters subsequent to your Effective Date. The Signing Bonus is intended to incentivize your continued employment through the first anniversary of the Effective Date (the “Signing Bonus Date”), and, therefore, no portion of the Signing Bonus shall be earned until the Signing Bonus Date;”). Therefore, you agree that if you leave the Company for any reason prior to the Signing Bonus Date, you will not be paid any amounts of the Signing Bonus that have not been paid as of your termination date. the event of your termination other than for cause or as a result of your resignation, in each case prior to the Signing Bonus Date, you shall be permitted to retain a prorated portion of the Signing Bonus at the time of your departure.

In addition, you will also be eligible for a discretionary performance bonus of up to 50% of your annual salary based on the achievement of certain Company and individual performance goals (the “Bonus”). To the extent applicable, you must be employed by the Company on the date that a Bonus payment is made in order to earn any such Bonus. Your eligibility for performance bonuses will start on Jan 1, 2022.

Poshmark will organize the services, and pay, for the relocation expenses as noted herein associated with your move from the Seattle Area, Washington to the San Francisco Bay Area, California, (“Relocation Benefits”), not to exceed one hundred thousand dollars ($100,000), provided that the relocation occurs no later than on or around July 2022. The company will pay for the Relocation Benefits and will, to the extent applicable, apply tax gross-up treatment on taxable Relocation Benefits you may incur based on appropriate IRS guidance. Though you will receive these Relocation Benefits in advance, the Relocation Benefits are intended to incentivize your continued employment through the first anniversary of the Effective Date (the “Anniversary Date”), and, therefore, no portion of the Relocation Benefits shall be earned until the Anniversary Date; you therefore agree to repay the Relocation Benefits amount to the Company if you leave the Company for any reason prior to the Anniversary Date. In the event of your termination other than for cause or as a result of your resignation, in each case prior to the Anniversary Date, you shall be permitted to retain a prorated portion of the Relocation Benefit at the time of your departure.

Our relocation company will coordinate the following with you: (i) moving expenses for relocating family from the Seattle Area, Washington to the San Francisco Bay Area, California including household packing and vehicle transportation services for 3 vehicles and 7 motorcycles, (ii) three (3) months of corporate housing located near the Company’s offices, (iii) three (3) months of storage for household items for approximately an four bedroom three bath house, (iv) one way flights for you and your immediately family members from Seattle, Washington to the San Francisco Bay Area, California no later than on or around July 2022.

You will be considered a remote employee (“Remote Employee”) subject to our Remote Employee policy until you complete the relocation of your family to the San Francisco Bay Area, California.

4. Equity: Subject to the approval of the Company’s board of directors (the “Board”), the Company will grant you a restricted stock unit (“RSU”) award for shares of the Company’s common stock RSUs representing a targeted value (the “Value”) of $9,200,000 (the “RSU Award”). The Value shall be converted into a number of RSUs representing shares of the Company’s common stock will be calculated by dividing the Value by lesser of (1) the average closing market price on the NASDAQ (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the employee start date, or (2) the average closing market price on the NASDAQ (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the next meeting of the Company’s Board of Directors in which such grant is anticipated to be reviewed for approval by the Board. The vesting schedule is one-year cliff for 25% of the initial grant and then quarterly over three years for the remaining 75%.

Additionally, subject to the approval of the Board, starting on January 1st, so long as you remain employed by the Company, and subject to both your individual as well as the Company’s performance, you will be eligible to receive a discretionary annual refresh of RSU awards for shares of the Company’s common stock RSUs representing a targeted value (the “Refresh Value”) of $2,300,000 based on the Company’s then current conversion policy for such awards (the “RSU Refresh Awards”).

5. Reimbursement of Expenses: All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

6. Employee Benefits. You will be eligible to participate in Company-sponsored benefits, including health benefits, holidays and other benefits that the Company may offer to similarly-situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

7. At-Will Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. No representative of the Company has authority to enter into any agreement contrary to the foregoing “employment at will” relationship.

8. Adjustments and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to, decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

9. Severance: You will be designated by the Board as a Covered Executive under the Company’s Executive Severance Plan for the Chief Executive Officer and Senior Executive Officers.

10. Proprietary Information Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

11. References and Immigration Documents. This offer is contingent upon your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements.

12. Reservation of Rights. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon clearance of such a background investigation and/or background check, if any.

13. No Conflicting Obligations. By executing this letter, you represent and warrant that your performance under this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You shall not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this letter.

14. Integrated Agreement. This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed by a writing, signed by an authorized representative of the Company.

15. Severability. If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

16. Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. You and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in San Mateo County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the District of California in connection with any Dispute or any claim related to any Dispute).

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before December 6, 2021.

Very truly yours,

POSHMARK, INC.

By: /s/ Manish Chandra

Title: Manish Chandra, CEO

I have read and accept this employment offer:

/s/ Rodrigo Brumana

Signature of Employee

11/12/2021

Dated

Attachment

Exhibit A: Proprietary Information and Inventions Agreement